Schedule no 1

to Master Consultancy Agreement between

OncoLytika (‘the Consultancy’) and Volition (‘the Client’)

dated 01 October 2010 (the ‘Master Agreement’)

1.

Introductory

1.1

The general nature of the Client’s business is epigenetic based diagnostics, and the Client requires expert assistance in connection with a project for development and technology commercialisation

1.2

The Consultancy’s field of expertise includes Project Management and Business Development, and the Consultancy has agreed to provide the following Services to the Client, under the terms of the Master Agreement.

2.

Services

2.1

The consultancy will provide project management for the Client’s diagnostic development programmes.

2.2

Additionally, the consultancy will identify and pursue business development opportunities, partnerships, joint ventures and collaborations for the Volition group and its NucleosomicsTM and HypergenomicsTM technologies

2.3

The consultancy will provide summary reports and financial projections for the programmes as specified in 2.2.

2.4

The Consultancy is retained on a non-exclusive basis on the terms set out in this Agreement, to provide Services to the Client (and/or any of its Group Companies) and, by all reasonable and proper means, to maintain, improve and extend the Business and its Group Companies and to further their reputation and business interests.

2.5

The Consultancy is responsible for providing its own reference materials, administrative support, and equipment.

2.6

The Consultancy will liaise as necessary with the Mr. Cameron Reynolds CEO of the Client.

2.7

The Consultancy shall be responsible for correcting any defective Services or Deliverables at its own cost and in its own time, provided that such defects are notified to the Consultancy by the Client in writing within one month after the Services are otherwise complete.  It is the Client’s responsibility to afford the Consultancy reasonable opportunity to so rectify any defective Services / Deliverables.

2.8

Any further specific details, prioritisation, and time estimates for each piece of work will be as agreed between the Consultancy and the Client from time to time. Progress reports will be provided on invoicing.

3.

Timetable

3.1

Provision of the Services is expected to commence on 01 March 2015 and to be completed by 28 February 2016.

4.

Charging basis

4.1

The Consultancy will provide the Services for the following consideration:

4.1.1

For the period from 01 March 2015 to 28 February 2016 the fee payable by the Client shall be £7,500 per month based on the Consultant devoting 16 days per calendar month to the carrying out of the Services

4.2

In the event that the Services require the Consultancy to travel, the Client in addition to the Fixed Price shall reimburse the Consultancy against invoice for all reasonable expenses subject to production of receipts or other appropriate evidence of payment and in connection with such travel, on the following basis:

4.2.1

All air travel shall be Economy Class flights

4.2.2

All rail travel shall be Second Class Rail

4.2.3

Car journeys shall be charged at the rate of £0.45 per mile plus parking fees.

4.2.4

Hotels bills, including breakfast and dinner, shall be redeemable up to a maximum of £200 per night.

4.3

If this Schedule is terminated prematurely, the Client will pay the Consultancy for Services provided prior to termination on a quantum meruit basis.

5.

Termination for convenience

5.1

Consultancy may give the Client one month's notice in writing to terminate the Services provided under this Schedule

5.2

The Client may give the Consultancy one month's notice in writing to terminate the Services provided under this Schedule

6.

Notices

6.1

Any notices to be served on the Client may be sent by fax, e-mail or first class post to its registered office.  Any notices to be served on the Consultant may be sent by fax, e-mail or first class post to his professional address.  Notices sent by fax shall be deemed to have been served on the day after the transmission was made but only if a transmission report is generated by the sender’s machine recording a message from the recipient’s machine confirming that the fax was sent to the correct number and that all pages were successfully transmitted.  Notices sent by e-mail between 9.00 am and 5.00 pm shall be deemed to have been served on the day on which it is sent.  E-mails sent outside these hours shall be deemed to have been served on the next working day.  Notices sent by first class post shall be deemed to have been served on the first working day after posting.

7.

Generally

7.1

The Services will be performed under the terms of the Master Agreement, which together with this Schedule and any other documents expressly referred to in the Master Agreement or in this Schedule constitute the entire understanding between the parties relating to the subject matter of this engagement. Any earlier agreement between the parties relating to the subject matter of this Schedule is hereby superseded and is discharged by mutual consent. No other terms or changes will apply unless in writing and signed by both parties.

7.2

Neither party enters the agreement constituted by this Schedule and the Master Agreement on the basis of or relying on any representation, warranty or other provision not expressly stated herein.

7.3

This Schedule shall prevail if there is any conflict between it and the Master Agreement.

Signed by the parties’ authorised representatives as follows:

On behalf of the Consultancy

By  Mark Eccleston

(Authorised Signature)

Title: Managing Director

Date 20th March 2015

On behalf of the Client

By Cameron Reynolds

Title: CEO

Date: 20th March 2015

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